Exhibit 10.1

STOCK SALE AND PURCHASE AGREEMENT

This STOCK SALE AND PURCHASE AGREEMENT (this “Agreement”) is made by and between Vitran Corporation Inc., an Ontario corporation (the “Seller”) and Data Processing, LLC, a Michigan limited liability company (the “Buyer”). The Seller and the Buyer are also referred to herein individually as a “Party” and collectively as the “Parties.” Where required by the context of this Agreement, “Seller” shall include Vitran Corporation Inc. and all non-U.S. entities owned thereby. Where required by the context of this Agreement, “Target” shall include Vitran Corporation, a Nevada corporation, and all of its subsidiaries.

W I T N E S S E T H:

WHEREAS, the Seller owns all stock (the “Shares”) of Vitran Corporation, and desires to sell the Shares to the Buyer (throughout the remainder of this Agreement, Target means Vitran Corporation, a Nevada corporation, and all of its subsidiaries); and

WHEREAS, the Seller has agreed to sell and the Buyer has agreed to buy the Shares, and the Parties desire to set forth the terms and conditions governing the purchase and sale of the Shares.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Agreement to Sell and Purchase the Shares. Subject to the conditions set forth in this Agreement and in consideration of, and in express reliance upon, the representations and warranties of the Seller and the Buyer in this Agreement, the Seller hereby agrees to irrevocably transfer and convey the Shares to the Buyer, and the Buyer hereby agrees to pay the aggregate purchase price of $2,000,000.00 (two million U.S. dollars), for the Shares at the closing of this transaction (“Closing”).

2. Buyer Not Responsible for Buyer’s or Target’s Transaction Costs. Buyer shall not be responsible for any transaction cost incurred by Seller or Target. All legal fees, broker fees, accountant fees, etc. incurred by Seller or Target in connection with the transactions contemplated by this Agreement shall be solely Seller’s obligation. Seller shall indemnify and hold Buyer harmless from any such claim. Buyer shall pay its own transaction costs.

3. Control and Closing. Immediately upon the execution of this Agreement, the Seller shall carry on the Target’s business as directed by the Buyer. Such direction shall be subject to oversight by the Target’s current board of directors. Thereafter, the shortfall funding of Target’s ordinary business between the date of this Agreement and the Closing (the “Buyer’s Funding”) shall be at Buyer’s risk. Buyer shall not seek reimbursement of Buyer’s Funding if the Closing called for by this Agreement does not occur. The Closing on this Agreement and the transfer of the Shares in exchange for the purchase price shall occur upon the Seller acquiring the ability to transfer to Buyer good and marketable title to the Shares free and clear of all mortgages, liens, pledges, security interests, charges, claims and other encumbrances and defects of title of any nature whatsoever. If Seller does not acquire such ability within 10 business days after the execution of this Agreement, then this Agreement shall terminate, Buyer shall transfer direction of Target’s business back to Seller, and neither Party shall have any further obligation to the other. Seller shall not assert and expressly waives any claim against Buyer based on Buyer’s direction of the Target’s business. If Closing occurs, Target and Buyer shall cease the use of Target’s existing trade names within a reasonable period of time after Closing.

4. Option To Acquire Assets. If Closing does not occur within 10 business days of the execution of this Agreement, Buyer shall have an option to immediately purchase the Target’s customer contracts, driver lists, and employee lists by wire transferring $1,000,000 to Seller on or before October 8, 2013. For a reasonable period thereafter, Buyer shall have the right to use the Target’s trade names.

5. Representations, Warranties and Conditions to Closing. The Seller represents and warrants to the Buyer as follows:

(a) The Seller has good, valid and marketable title to the Shares free and clear of all mortgages, liens, pledges, security interests, charges, claims and other encumbrances and defects of title of any nature whatsoever.

(b) The Seller has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations hereunder and to consummate the transaction contemplated by this Agreement.

(c) The Target is a legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Schedule 1 sets forth a true and complete list of the name of the Target and each of the Target’s subsidiaries, the jurisdiction of its organization, its capitalization and its members, partners or shareholders.

(d) All Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in any violation of preemptive rights, rights of first refusal or other similar rights.

(e) No consent, approval, order or authorization of, or registration, notice, declaration or filing with any governmental authority or public or regulatory unit, agency or authority is required in connection with the execution, delivery or performance of this Agreement.

(f) No other person or entity has a contract right to the equity of the Target or its subsidiaries.

(g) Seller agrees that all amounts due Seller from Target as of the date of this Agreement shall be contributed to Target’s capital and shall no longer be an obligation of Target effective as of the date of Closing. Notwithstanding the foregoing, Buyer shall be responsible for net trade payables due from Target to Seller. In no event shall Buyer’s responsibilities for such net trade payables due from Target to Seller exceed $600,000. Such trade payables shall be subject to audit.

(h) Target’s current FMCSA Safety rating as of the date of this Agreement is satisfactory. There are no facts or circumstances that could result in an unsatisfactory FMSCA Safety rating.

(i) There is no single cargo, employment, or contractual claim against Target in excess of $1,000,000. There is no single claim or series of claims by one customer that Target has overcharged such customer in excess of $1,000,000, except there is a claim for $1.8 million in respect of a patent matter which Target believes is without merit, the responsibility for which shall be determined by the Parties at a later date.

(j) There are no current ongoing collective bargaining or organizing efforts with respect to Target or any of Target’s employees or facilities.

(k) All disclosures relative to Target that are required under either U.S. or Canadian securities laws have been made.

If any of the foregoing paragraphs in Article 5 of this Agreement are not true on or before the 10th business day after the execution of this Agreement, then this Agreement shall terminate, Buyer shall transfer direction of Target’s business back to Seller, Buyer shall have no liability to Seller whatsoever and neither Party shall have any further obligation to the other. Seller shall not assert and expressly waives any claim against Buyer based on Buyer’s direction of the Target’s business. Each of the foregoing paragraphs in Article 5 shall survive Closing.

6. Miscellaneous.

(a) This Agreement contains all of the promises, agreements, conditions, terms, understandings, warranties and representations of the Parties with respect to the transactions and business relationships contemplated thereby and herein, and there are no other promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth in this Agreement. This Agreement supersedes all prior agreements and understandings among the Parties with respect to its subject matter.

(b) This Agreement and all amendments, modifications, authorizations or supplements to this Agreement and the rights, duties, obligations and liabilities of the Parties under such document will be determined in accordance with the applicable provisions of the laws of the State of Michigan, without reference to its doctrines or principles of conflicts of laws. The exclusive venue for any dispute between the Parties shall be the State or Federal Courts of Michigan.

(c) This Agreement will be binding upon and inure to the benefit of the Parties, their personal and legal representatives, guardians, successors and assigns.

(d) This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts when taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth below:

VITRAN CORPORATION, INC., an Ontario Corporation By: /s/ William Deluce Printed Name: William Deluce Its: President and Chief Executive Officer Dated: 09/23/13	DATA PROCESSING, LLC, a Michigan limited liability company By: /s/ Matthew Maroun Printed Name: Matthew Maroun Its: Sole Member Dated: 09/23/13

Schedule 1

Vitran Corporation (Nevada)

Vitran Express, Inc. (PA)

Shorthaul Transport Corporation (Indiana)

Vitran Properties USA, Inc. (Delaware)

Vitran Alabama, LLC

Vitran Georgia, LLC

Vitran Illinois, LLC

Vitran Indianapolis, LLC

Vitran Indiana, LLC

Vitran Kansas, LLC

Vitran Maryland, LLC

Vitran Michigan, LLC

Vitran Mississippi, LLC

Vitran North Dakota, LLC

Vitran New Jersey, LLC

Vitran Nevada, LLC

Vitran Toledo, LLC

Vitran Cincinnati, LLC

Vitran Ohio, LLC

Vitran Pennsylvania, LLC

Vitran Sioux Falls, LLC

Vitran Tennessee, LLC

Vitran Texas, LLC

Vitran Wisconsin, LLC

Vitran Wichita, LLC

Vitran Mobile, LLC

Vitran Atlanta, LLC